Free Writing Prospectus Filed Pursuant to Rule 433

To Prospectus dated May 18, 2009 and

Preliminary Prospectus Supplement Dated November 14, 2011

Registration No. 333-159303

Kellogg Company

$500,000,000 1.875% Notes due 2016

Pricing Term Sheet

November 14, 2011

Issuer:	Kellogg Company
Principal Amount:	$500,000,000
Maturity Date:	November 17, 2016
Coupon (Interest Rate):	1.875%
Yield to Maturity:	1.897%
Spread to Benchmark Treasury:	100 bps
Benchmark Treasury:	UST 1.000% due October 31, 2016
Benchmark Treasury Price and Yield:	100-16; 0.897%
Interest Payment Dates:	May 17 and November 17, beginning May 17, 2012
Make-Whole Call:	At any time at a discount rate of Treasury Rate plus 15 basis points
Price to Public:	99.896%
Trade Date:	November 14, 2011
Settlement Date:	November 17, 2011 (T+3)
CUSIP:	487836 BF 4
Anticipated Ratings:*	Moody’s — A3 (Under Review for Possible Downgrade) S&P — BBB+ (Stable Outlook) Fitch — BBB+ (Stable Outlook)
Joint Book-Running Managers:	Barclays Capital Inc. J.P. Morgan Securities LLC Deutsche Bank Securities Inc. Rabo Securities USA, Inc.
Co-Managers:

Citigroup Global Markets Inc.

Fifth Third Securities, Inc.

HSBC Securities (USA) Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

SunTrust Robinson Humphrey, Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Powell Capital Markets, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847 or by calling J.P. Morgan Securities LLC collect at 1-212-834-4533.

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